Exhibit 99.1

Industrial Services of America, Inc.  reports 4th quarter and 2008 results

LOUISVILLE, Ky. (March 31, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today reported audited financial results for the fourth quarter and full year 2008.

For the full fiscal year 2008, net income was $1.5 million ($.43 per basic and diluted share), compared with $2.6 million ($.71 per share) for fiscal year 2007. Total revenues increased to $100.0 million in 2008 compared to $77.0 million in 2007.

For the fourth quarter 2008, the net loss was $2.5 million ($.69 per basic and diluted share), including one-time charges of $0.37 per share related to inventory write-downs associated with market conditions and a lawsuit settlement reserve.  The year-earlier quarter's earnings were $566,295, or $0.16 per share.   Revenues decreased to $10.6 million in the fourth quarter compared to $21.6 million in the fourth quarter of 2007.

"Despite unprecedented volatility and market conditions in the fourth quarter, strong demand and pricing for recycled products and commodities during the first three quarters drove ISA's profitability for the year," said Brian Donaghy, ISA's president and chief operating officer.  "As the credit crisis intensified we took proactive steps to reduce our run-rate cost footprint and control our inventory exposure ahead of what turned out to be a very rapid deterioration in economic conditions.  These measures enabled ISA to mitigate its operating loss and take advantage of strategic expansion opportunities.  Furthermore, as a result of these measures, ISA expects to return to profitability in the first quarter of 2009."

Other information about fiscal year 2008:

--     Earnings before interest, taxes, depreciation and amortization (EBITDA) was $5,045,844, compared with $6,266,545 in 2007. (See the EBITDA reconciliation below.)

--     Shipments of ferrous material were 81,050 gross tons in 2008, versus 81,947 gross tons during full-year 2007. Ferrous inventory at year-end 2008 was 11,374 gross tons at a unit cost of $190.10 per gross ton, compared with 7,713 gross tons at a unit cost of $239.65 per gross ton at December 31, 2007.

--     34.3 million pounds of nonferrous material were shipped during fiscal year 2008, compared with 28.8 million pounds during 2007.  Nonferrous inventories at year end 2008 were 3.7 million pounds with a unit cost of $0.547 per pound, compared with 2.0 million pounds at a unit cost of $1.363 per pound at year-end 2007.

Other information about the fourth quarter of 2008:

--     Earnings before interest, taxes, depreciation and amortization (EBITDA) was $(3,550,693), compared with $1,363,872 in 2007. (See the EBITDA reconciliation below.)

--     The one-time charges of $0.37 per share related to a previously announced write-down of approximately $1.2 million to revalue inventory to current market pricing and a $990,000 reserve for the settlement of a lawsuit.

2009 first quarter outlook

Pricing and demand for recycled metals and commodities continues to remain weak in the first quarter.  However, ISA has sold and shipped more than 90 percent of the stainless steel and high-temperature alloys inventories that were acquired in the Venture Metals transaction.  Based on two months of actual results and expected trends, ISA expects to return to profitability in the first quarter of 2009.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at http://www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and loss of customers.  Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

The Company's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Key words: recycling, scrap, ferrous, non-ferrous, stainless, waste management, global markets.

Financial information follows:

Contact Information:

Industrial Services of America, Inc., Louisville

Harry Kletter or Alan Schroering, 502-366-3452

hklet@isa-inc.com or aschroering@isa-inc.com

http://www.isa-inc.com/

Industrial Services of America, Inc. and Subsidiaries

Consolidated Statements of Income

	YEAR ENDED		THREE MONTHS ENDED
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Revenue from services	$18,182,726	$17,234,194	$4,423,549	$5,430,138
Revenue from product sales	81,859,765	59,721,347	6,186,634	16,163,748
Total revenue	100,042,491	76,955,541	10,610,183	21,593,886

Cost of goods sold for services	16,502,452	15,233,788	3,681,008	4,464,164
Cost of goods sold for product sales	68,639,348	50,639,372	6,529,117	13,729,567
Inventory adjustment for LCM	1,228,352	-	1,228,352	-
Reduction of cost of goods sold
for services from prior year	-	(858,249)	-	(378,189)
Total cost of goods sold	86,370,152	65,014,911	11,438,477	17,815,542

SG&A expense	10,215,904	7,766,915	2,354,744	2,962,591

Income before other income (expense)	3,456,435	4,173,715	(3,183,038)	815,753

Other income (expense)
Interest expense	(372,444)	(290,689)	(67,247)	(85,741)
Interest income	85,598	119,762	22,541	27,760
Gain/(loss) on sale of assets	34,842	(3,696)	4,228	(2,090)
Provision for lawsuit settlement	(990,000)	-	(990,000)	-
Other income, net	336,802	22,741	49,252	190
	(905,202)	(151,882)	(981,226)	(59,881)

Income before income taxes	2,551,233	4,021,833	(4,164,264)	755,872

Provision for (reduction of) income taxes	1,023,635	1,458,000	(1,662,564)	189,577

Net income	$1,527,598	$2,563,833	($2,501,700)	$566,295

Basic earnings per share	$0.43	$0.71	($0.69)	$0.16
Diluted earnings per share	$0.43	$0.71	($0.69)	$0.16

Weighted average shares outstanding:
Basic	3,595,813	3,638,215	3,575,292	3,620,899
Diluted	3,595,813	3,638,215	3,575,292	3,620,899

Industrial Services of America, Inc.

Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Dec. 31,		Year ending Dec. 31,
	2008	2007	2008	2007
Net Income	(2,501,700)	566,295	1,527,598	2,563,833
Interest expense	67,247	85,741	372,444	290,689
Income taxes	(1,662,564)	189,577	1,023,635	1,458,000
Depreciation	546,324	522,259	2,122,167	1,954,023
Amortization	-	-	-	-
EBITDA (1)	(3,550,693)	1,363,872	5,045,844	6,266,545

(1)   EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.